Exhibit 8.1

Subsidiaries of The Registrant

Below is a chart showing all of our subsidiaries:

All subsidiaries of Camtek Ltd. are 100% owned by it.

All subsidiaries of Camtek HK Ltd. are 100% owned by it.

In brackets – jurisdiction of incorporation.